Exhibit 10.1

[MRV letterhead]

July 16, 2010

Dr. Shlomo Margalit

2041 Alpha Street

Pasadena, CA  91030

Dear Shlomo:

The purpose of this letter is to confirm our understanding regarding your retirement from MRV, Communications, Inc. (“MRV” or the “Company”), effective July 31, 2010.  This letter further summarizes the terms of your separation from service from MRV.  Please read this letter agreement, which includes a general release, carefully.  If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin.

1.       You will be paid through July 31, 2010 and for any unused and accrued vacation time (if any) as of that date, less lawful deductions.

2.       After July 31, 2010, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by MRV to its employees unless otherwise stipulated in this letter agreement. Your coverage under MRV’s health plan will continue through July 31, 2010.  You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with COBRA.

3.       In consideration for signing this letter agreement and general release, and your compliance with the promises made herein, provided that you do not revoke your acceptance pursuant to paragraph 15  below,  MRV agrees:

a.                      to pay you one year salary in a lump sum of One Hundred Ten Thousand Dollars ($110,000.00) less lawful deductions. Payment will be made after the expiration of the revocation period set forth in paragraph 9;

b.                      to pay your COBRA premiums for a eighteen (18) month period, beginning on August 1, 2010 and ending on July 31, 2011, or until you become eligible for coverage under the group health plan of another employer, whichever happens first, provided that you properly elect to continue such coverage under COBRA; and,

c.                       not to change the name of the Company for a period of one year commencing on the date of this letter agreement, provided however that in the event that MRV changes the name of the Company during this one year period, MRV agrees to pay you an additional $15,000.

4.       You understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this letter agreement and general release and the fulfillment of the promises contained therein.

5.       In consideration of the separation benefit referenced in Paragraph 3, and other valuable consideration, you agree to and hereby do unconditionally and generally release, and forever discharge on your own behalf and on behalf of your dependents, heirs, successors and assigns, the Company, and any affiliated entities and its/their respective predecessors, successors, partners, heirs, assigns, current and former employees, shareholders, owners, officers, directors, agents, attorneys, accountants, trustees, subsidiaries, joint ventures, insurance carriers, clients and divisions or affiliated corporations, whether previously or hereinafter affiliated in any manner (jointly referred to herein as “MRV Released Parties”), from any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, which you have ever had or now have against the MRV Released Parties, or any of them, as of the date you execute this letter agreement, by reason of any act or omission concerning any matter, cause, or thing, including, without limiting the generality of the foregoing, any act, cause, matter, or thing stated, claimed, or alleged to arise from your employment with the Company, or any rights or claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, California Labor Code § 970, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act or any similar state statute, etc. or any claim for wages, severance pay, bonus, sick leave, holiday pay, life insurance, health insurance and medical insurance, pension benefits or disability or any claim of discrimination which could have been alleged by you (all of the foregoing collectively referred to as “Claims”).

This letter agreement also is intended to waive all rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.

6.       Notwithstanding the generality of Paragraph 5, you do not release the following claims and rights:

a.     Your rights under this letter agreement;

b.     any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

c.     any claims to continued participation in certain of MRV’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

d.     any rights vested prior to the retirement date to benefits under any MRV-sponsored retirement or welfare benefit plan;

e.     Your rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, MRV’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of MRV or any of its affiliates; and

f.     any other right that may not be released by private agreement.

7.       It is a further condition of the consideration herein and is your intention in executing this letter agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, you hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF

THE CALIFORNIA CIVIL CODE and expressly consent that this letter agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  SECTION 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this letter agreement and which, if known or suspected at the time of executing this letter agreement, may have materially affected this settlement.  Nonetheless, you hereby waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts.  You acknowledge that you understand the significance and consequence of such release and such specific waiver of SECTION 1542.

You agree that this General Release will cover all claims of every nature and kind whatsoever, which you may have, known or unknown, suspected or unsuspected, past or present, which you may have against MRV, except as provided in Paragraph 6.

8.             In consideration of the your promises in this letter agreement and your release of claims, and other valuable consideration, MRV agrees to and hereby does unconditionally and generally release, and forever discharge on its own behalf and on behalf of its affiliated entities and its/their respective predecessors, successors, partners, heirs, assigns, current and former employees, shareholders, owners, officers, directors, agents, attorneys, accountants, trustees, subsidiaries, joint ventures, insurance carriers, clients and divisions or affiliated corporations, you, and your dependents, heirs, successors and assigns (jointly referred to herein as “Your Released Parties”), from any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, that are either known by any director or executive officer of MRV, or could have been known by any director or executive officer of MRV exercising reasonable diligence (collectively, “Known Company Claims”), including any Known Company Claims based on or relating to, or arising out of, your employment or termination of employment; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release you from (a) any knowing violations of law, (b) any knowing acts of misconduct  engaged in by you while employed as an employee of MRV or while serving as an officer or director of MRV or any of its affiliates, including misappropriation, fraud or theft, or (c) any other act or omission that would constitute grounds for terminating your employment for “cause” (as was previously defined in Section 2.4 of your Employment Agreement).  In addition, it is agreed and understood that Known Company Claims shall not include any matter related to, or arising out of, the pending stock option class and derivative litigation (respectively styled, Ramsey, et al. v. MRV Communications, Inc., et al., Case No. 08-cv-4561 GAF; In re MRV Communications, Inc. Derivative Litigation, Case No. 08-cv-3800 GAF; and Ke v. Margalit, et al., Los Angeles Superior Court Case No. BC 393856).

9.       Notwithstanding the generality of Paragraph 8, MRV does not release the following claims and rights:

a.     Its rights under this letter agreement;

b.     any other right that may not be released by private agreement.

10.    MRV hereby expressly waives any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this letter agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  SECTION 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

MRV acknowledges that it may hereafter discover claims or facts in addition to or different from those which MRV now knows or believes to exist with respect to the subject matter of this letter agreement and which, if known or suspected at the time of executing this letter agreement, may have materially affected this settlement.  Nonetheless, MRV hereby waives any right, claim or causes of action that might arise as a result of such different or additional claims or facts.  MRV acknowledges that it understands the significance and consequence of such release and such specific waiver of SECTION 1542.

11.          You and MRV hereby acknowledge that you have returned to MRV all of its property in your possession, custody or control.  You further acknowledge and represent that you will not seek to disclose, or make use of, any confidential information belonging to MRV, nor solicit employees or customers, as set forth in Exhibit A, the terms and conditions of which are incorporated into this letter agreement.  An intentional violation of this paragraph shall be deemed a material breach of this letter agreement.

12.          MRV agrees that you are free to pursue any employment opportunities you choose, including opportunities involving semiconductors and fiber optic products, provided you make no use of any confidential information or trade secrets belonging to MRV as set forth in Exhibit A.  You and MRV expressly acknowledge that the employment agreement dated March 23, 1992 (the “Employment Agreement”) expired in March 1998 and that neither party remains bound by any of the provisions or covenants contained therein.

13.          You acknowledge that you have been provided the opportunity to consider this letter agreement through August 30, 2010, which is forty-five (45) days from the date of this letter, to consider the meaning and effect of this letter agreement and general release.  You acknowledge that you have consulted with an attorney regarding this letter agreement.

14.          You may revoke this letter agreement and general release for a period of seven (7) days following the day you execute this letter agreement and general release.  Any revocation within this period must be submitted, in writing, to Donna Lane, VP, Human Resources, and state, “I hereby revoke my acceptance of the letter agreement and general release.” The revocation must be delivered to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California  91311, within seven (7) days of execution of this letter agreement and general release.  This letter agreement and general release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

16.          This letter agreement and general release, which will be construed under California law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this letter agreement and general release.

17.          By signing this letter, you confirm that you have not filed any claim, charge or action against MRV, and that you will waive the right to seek or receive any money damages from MRV based upon any claim you might have arising out of your employment at MRV. You further affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this letter agreement.  You furthermore affirm that you have no known workplace injuries or occupational diseases and have not been denied any leave requested under the Family and Medical Leave Act.

18.          You agree that from time to time at the request of the Company, and without further consideration, you promptly will:  (i) execute and deliver such additional instruments and take such other actions as the Company may require to carry out the terms and the intent of this letter agreement; (ii) cooperate with the Company in connection with preparing for, defending and testifying in connection with any pending or future litigation or other proceeding or dispute between the Company (or any of its subsidiaries or affiliate companies) and any third party; (iii) cooperate with the Company in providing information, documents, etc., or completing and/or signing any documents, requested by the Company, which pertain to any matter in which you may have been in any way involved; and (iv) cooperate with the Company in connection with any audit involving the Company.  MRV will reimburse you for all expenses reasonably incurred in performing your obligations under this Paragraph 18 within 30 days of your presentation of a request for reimbursement and supporting receipts. You agree that the payment made to you in Paragraph 3 constitutes full and appropriate compensation for any services you may provide to the Company under this paragraph; provided, however that if compliance with your obligations under this Paragraph 18 requires more than 20 hours of services in any month, MRV shall pay you $150.00 per hour for all hours in excess of 20 hours in any month.

19.          MRV agrees to permit you to review and approve, the contents of any press release or other public statement concerning your departure from MRV.   You agree that your approval of the content of any public statement will not be unreasonably withheld, and in no case shall the withholding of your approval cause the Company to be delayed in the filing of any current report required pursuant to the federal securities laws.

20.          This letter agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties.  You and MRV acknowledge that you and MRV have not relied on any representations, promises, or agreements of any kind made to you or MRV in connection with your or MRV’s decision to sign this letter agreement and general release, except those set forth herein.

21.         To the extent that this letter agreement releases and/or benefits persons or entities not signatory hereto, this letter agreement hereby is declared to be made for each of their express benefits and uses.

22.          If any federal, state or local law conflicts with any provision of this letter agreement, the provision(s) so affected shall continue only to the extent permitted by law.  The remaining provision(s) of this letter agreement shall continue in full force and effect, provided that if the general release is found to be invalid, you agree to execute a valid release of the claims which are the subject of this letter agreement.

23.          You and MRV agree that any dispute over the enforcement, breach or interpretation of this letter agreement can be submitted to confidential, final and binding arbitration before JAMS (formerly known as Judicial Arbitration and Mediation Services) by either party with the arbitration to be held in Chatsworth, California and shall be conducted under the auspices and then-existing Employment Arbitration Rules of JAMS.  The decision of the arbitrator shall be final and binding on both parties, provided however, that the arbitrator shall not have the authority to alter or amend, or add to or delete from the provisions of this letter agreement in any way, except as provided herein.  The burden of proof on any issue presented to the arbitrator shall be by a preponderance of the evidence.  All remedies available under applicable law may be awarded in the arbitration.  YOU AND MRV RECOGNIZE AND AGREE THAT BY ENTERING INTO THIS LETTER AGREEMENT, YOU AND MRV ARE WAIVING ANY AND ALL RIGHTS TO A TRIAL BY JURY.

24.          Code Section 409A.  The parties intend that you shall not be subject to the payment of additional taxes and interest under Section 409A of the Internal Revenue Code (the “Code”) with respect to any of the payments or benefits being made to you under this Agreement.  Specifically, it is the parties’ intent and understanding that the payment provided to you pursuant to Paragraph 3 is exempt from Section 409A of the Code as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and that the payment of COBRA premiums is not taxable under Code Sections 105 and 106, and, therefore not subject to Section 409A. In furtherance of this intent and understanding, and notwithstanding anything to the contrary in this letter agreement, this letter agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the payment of consideration, compensation, and benefits pursuant to this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code.

I would personally like to extend you my deepest appreciation for your past service and devotion to MRV, and sincerely wish you well.

Very truly yours,

/s/ Dilip Singh

Dilip Singh
Chief Executive Officer
MRV Communications, Inc.

You have been advised in writing that you have until August 30, 2010, a period of forty-five (45) days from the date of this letter agreement, to consider the terms and conditions and general release included in the letter agreement, and you have consulted with an attorney prior to the execution of this letter agreement and general release.

Having elected to execute this letter agreement and general release, to fulfill the promises set forth herein, and to receive thereby the benefits of this letter agreement, you freely and knowingly, and after due consideration, enter into this letter agreement and general release intending to waive, settle, and release all claims you have or might have against MRV.

Date: July 23. 2010	/s/ Shlomo Margalit
Shlomo Margalit

Exhibit A

A.            Solicitation

1.             For one year from the date of the letter agreement, you shall not disrupt, damage, impair or interfere with the Company by raiding its work staff, nor shall you directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to terminate his or her employment or engagement.  Specifically, this provision does not include employees who have been terminated by the Company not for cause or who are a part of an entity of the Company that has been sold to a third party.

2.             You recognize that the Company’s customer lists are Confidential Information, as defined below, and that the peculiar likes, fancies, and habits of individual customers, if known, would greatly aid an entity in securing said customer accounts.  You further recognize that said customer lists have been built over a period of years, and the continuance of the Company’s business depends on the ability to keep secret the names of said customers.  You agree that, for one year from the date of the letter agreement, you will not, directly or indirectly, or for any other person, firm, or entity, divert or take away or attempt to divert or take away, call on, solicit, or attempt to call on the Company’s customers.

B.            Confidentiality

1.             You acknowledge and agree that the Company has and will develop, compile and own certain proprietary and confidential information that has great value in its business (“Confidential Information”).  Confidential Information includes all information of a technical or business nature, such as know-how, trade secrets, business plans, data, processes, techniques, customer information, inventions, discoveries, formulae, patterns, and devices which are not generally known to the Company’s competitors and the public, and which has or could have commercial value to the Company’s business.  It includes not only information that was disclosed by the Company (or its customers, affiliates or vendors) to you during the course of your employment with the Company, but also information developed or learned by you during the course of your employment with the Company, such as inventions, and the following categories of information:  source codes, object codes, software and software codes; information regarding the Company’s technology, equipment, products, techniques, inventions, discoveries, improvements, research, test results, know-how, processes or formulas;  information regarding the Company’s customers, the relationship between the Company and said customers, prospective customers’ and vendors’ identities, characteristics, performance and agreements; information regarding the Company’s affiliates’, sub-affiliates’ and employees’ characteristics, performance and agreements;  information regarding the Company’s marketing, sales and business plans, strategies, efforts, costs, pricing, earnings, contracts, employees, supplier information, and subcontractors.  You acknowledge that such information is secret, valuable and owned by the Company, and that the Company has exercised substantial efforts to preserve the information’s secrecy.  Further examples of the Company’s Confidential Information include, more specifically, the following methods, procedures, and technology:  method of design and manufacture of active optics components including fixtures and coupling method of light into or from singlemode fiber; method of design and manufacture of duplexer, triplexers and quadplexers (or bi-directional, single and multi-wavelength transmission modules); method of design and manufacture of electronics analog;  method of design and manufacture of lasers;  method of design and manufacture of digital transceivers, transmitters and receivers; use of automatic test stations; method of design and manufacture of wave division multiplexing; passive technologies;  and, method of design and manufacture of systems and modules.

2.             You recognize that the Company’s customers and customer lists are Confidential Information, as defined above, and that the peculiar likes, fancies, and habits of individual customers, if known, would greatly aid an entity in securing said customer accounts.  You further recognize that the identity of said customers and said customer lists have been built over a period of years, and the continuance of the Company’s business depends on the ability to keep secret the names of said customers, and constitute the Company’s trade secrets.

3.             You agree that such Confidential Information, whether written, verbal or model form, shall not be disclosed to anyone outside the Company without the Company’s written consent unless the Confidential Information has been made generally available to the Company’s trade, and except as such disclosure or use may be required in connection with your work as an employee of the Company.  You shall neither directly nor indirectly cause or permit the exploitation, copying or summarizing of any Confidential Information.